EXHIBIT 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE: February 14, 2023

Maersk Supply Service A/S

By:	/s/ Frederik Olsson
	Name:	Fredrik Olsson
	Title:	General Counsel

A.P. Møller - Mærsk A/S

By:	/s/ Caroline Pontoppidan
	Name:	Caroline Pontoppidan
	Title:	General Counsel

A. P. Møller Holding A/S

By:	/s/ Martin Larsen
	Name:	Martin Larsen
	Title:	Chief Financial Officer

A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til almene Formaal

By:	/s/ Mads Lebech
	Name:	Mads Lebech
	Title:	Chief Executive Officer and Director